EXHIBIT 99

NEWS	Terri MacInnis, Dir. Of Investor Relations
Bibicoff & Associates, Inc. 818.379.8500
terrimac@pacbell.net

SCOLR, INC. COMPLETES $5.3 MILLION FINANCING
OF SIX PERCENT CONVERTIBLE NOTES

REDMOND, WA., JUN. 26, 2003 — SCOLR, Inc. (OTC BB: SCLL) announced today that the Company has completed a private placement of $5.3 million of three-year, six percent convertible Notes and is now positioned to pursue its drug delivery business plan.

     The placement was completed by Taglich Brothers, Inc. to accredited investors. Interest on the three-year Notes is payable quarterly and the principal balance is convertible into shares of SCOLR’s Common Stock at a conversion price equal to $1.05 per share of Common Stock, subject to adjustment. The Company has the right to require conversion of all the Notes into shares of Common stock at any time if the Common Stock trades at $2.10 or higher for 20 trading days within a 30-consecutive day trading period and an effective registration statement is in place.

     SCOLR will net approximately $4.7 million, after expenses. Use of proceeds will include the repayment of $550,000 short-term promissory notes, and the balance will be will used to fund the next phase of its drug delivery business and for working capital.

     David T. Howard, President and CEO, said that, “This financing provides the necessary capital to initiate SCOLR’s pursuit of the next phase of its drug delivery business plan. That plan calls for the Company to:

•	Increase its formulating and technology development capabilities,

•	Acquire the clinical and regulatory expertise essential to successful partnering for prescription drug products and,

•	Collaborate with multinational pharmaceutical companies in the development of new, novel prescription drugs based on our three patented CDTTM drug delivery platforms.

     “Although SCOLR will continue to expand its nutraceutical applications for CDTTM — and the early revenue streams generated from agreements with Archer Daniels Midland [NYSE: ADM], Numico North America and major U.S. retailers including Wal-Mart [NYSE:WMT], RiteAid and Trader Joe’s —, it now has the funds to acquire the specialized resources needed to focus on the prescription drug field,” Howard concluded.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

     Based in Redmond, Washington, SCOLR, Inc. is a biopharmaceutical company leveraging specialized knowledge, proprietary and patented products and technologies, such as the patented CDTTM Controlled Delivery Technology platform, to introduce distinctive and novel OTC products, prescription drugs and dietary supplements. SCOLR currently operates in two business segments – drug delivery and nutraceuticals. Its CDTTM drug delivery platform provides distinctive products with tangible benefits for the consumer and competitive commercial advantages for licensees. For more information on SCOLR, please call 1.800.548.3222 or visit http://www.SCOLR.com/.

- Continued -

Tel: (818) 379-8500 Fax: (818) 379-4747	15060 Ventura Blvd., #240, Sherman Oaks, CA 91403

SCLL COMPLETES $5.3 MILLION FINANCING	PAGE TWO

     Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including activities, events or developments that the company expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the Company’s ability to continue to successfully market and provide its products and services and maintain their effectiveness, the continuation of the arrangements with the Company’s product development partners, the ability of the Company to meet its financial projections, and general economic conditions. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.

6/26/03	# # #

Tel: (818) 379-8500 Fax: (818) 379-4747	15060 Ventura Blvd., #240, Sherman Oaks, CA 91403